Exhibit 99.1

Contact:	Glen Ponczak	For Immediate Release
	414-524-2375	April 20, 2007
JOHNSON CONTROLS REPORTS RECORD SALES AND INCOME FROM CONTINUING OPERATIONS, RAISES SALES
AND EARNINGS GUIDANCE FOR FULL-YEAR 2007
     April 20, 2007 . . . . Milwaukee, Wisconsin. . . . Johnson Controls, Inc. (JCI) today reported record sales and income from continuing operations for the second quarter of fiscal 2007. Income from continuing operations increased 62% on a 4% increase in revenues. Diluted earnings per share from continuing operations were $1.31 versus $0.83 last year. Excluding the impact of non-recurring tax benefits, earnings per share from continuing operations totaled $1.12.
     The company today also increased its full fiscal-year outlook to reflect the benefits of a lower base effective tax rate and improved operational efficiencies.
     “We are pleased with our performance in the second quarter, which extends our track record for consistent, profitable growth. Our results also demonstrate how diversification helps us withstand short-term downturns in any single business or region. Building efficiency and power solutions had strong quarters, and with improved performance in automotive experience since earlier this year, we achieved strong double-digit earnings growth,” said Chairman and Chief Executive Officer John M. Barth. “We continue to invest in our businesses on a global basis to extend our market leadership positions and take advantage of significant growth opportunities. I thank our employees worldwide for their support and dedication, which is the foundation of our success.”
Second-Quarter 2007 Results
     For the three months ended March 31, 2007, net sales increased 4% to a record $8.5 billion from $8.2 billion last year, reflecting higher building efficiency and power solutions revenues and the positive impact of foreign exchange, partially offset by lower automotive experience sales.

     Income from continuing operations before income taxes and minority interests was $282 million, 35% higher than the prior year’s $209 million. The increase reflects higher volume and margin expansion by building efficiency and power solutions, partially offset by lower North American automotive experience results.
     The tax rate in the second quarter was 6%, reflecting a cumulative reduction in the annual base effective tax rate to 21% from 23% as well as a $0.19 per share non-recurring tax benefit. In the 2006 second quarter, the effective tax rate was 17.3% (see income taxes footnote). The company expects the base effective tax rate for the remainder of fiscal 2007 to be 21%.
     Income from continuing operations totaled $262 million, an increase of 62% compared with $162 million last year. Diluted earnings per share from continuing operations were $1.31 versus $0.83 last year. Excluding the impact of non-recurring tax benefits in both the 2007 and 2006 quarters, earnings per share from continuing operations increased 37% to $1.12 from $0.82.
     For the second quarter of 2007, building efficiency sales increased 19% to $3.0 billion from $2.5 billion in 2006 primarily reflecting double-digit growth in North America, Europe and Asia for systems and services. The growth was driven by increased customer demand for Johnson Controls’ full range of solutions to reduce building operating costs while improving comfort, safety and productivity. Global workplace solutions sales grew significantly in the quarter as the result of new contracts and the expansion of existing projects globally. Segment income increased 149%, to $137 million in 2007 from $55 million in the second quarter of 2006. The increased profitability in the quarter was attributable to the higher volume, the growth of higher margin service revenues and the impact of improved operational efficiencies, including branch redesign initiatives in Europe, as well as the absence of prior-year acquisition-related costs. The backlog of uncompleted non-residential contracts was $3.9 billion, up 18% from $3.3 billion in the previous year, reflecting increased demand for systems and services in North America, Europe and Asia.
     Power solutions sales were up 13% to $988 million from $874 million due to higher lead cost pass-throughs and favorable foreign currency. Unit shipments were slightly lower due to weaker European demand. Segment income increased 21% to $93 million from $77 million in the second quarter of 2006. A higher mix of premium products and improved operational efficiencies overcame the negative effects of record high lead costs.

     Automotive experience sales for the second quarter of fiscal 2007 totaled $4.5 billion, 5% lower than in 2006 due primarily to lower North American volumes at most automakers. European sales increased primarily due to the favorable impact of foreign currency. Industry light vehicle production in North America was 8% lower while European production is estimated to have been flat. Segment income decreased 20%, to $121 million versus $152 million in the prior year. Europe and Asia reported higher segment income, but the increases were more than offset by lower North American results. North America’s second-quarter performance improved to break-even versus its first-quarter 2007 loss. The sequential improvement in North America resulted from operational efficiencies and lower launch costs.
     The company repaid approximately $270 million in debt in the quarter, bringing total debt to total capitalization at March 31, 2007 to 37%, versus 39% at December 31, 2006.
     Johnson Controls also reported that it had completed the sale of its Bristol Compressors business in the second quarter. Bristol had been accounted for as a discontinued operation since its acquisition as part of York International in December 2005.
2007 Full Year and Third-Quarter Outlook
     The company increased its fiscal 2007 sales and earnings outlook and provided a forecast for third-quarter earnings.
     In October 2006, Johnson Controls forecast that its diluted earnings per share from continuing operations for fiscal 2007 would increase 14% to approximately $6.00. It now expects earnings per share from continuing operations to increase 19% — 20%, to $6.25 — $6.30, excluding the second quarter non-recurring tax benefit of $0.19 per share. The change reflects the lower base effective tax rate of 21% and improved operational efficiencies. The company also raised its revenue guidance for the year from $34 billion to approximately $34.5 billion.
     Johnson Controls expects that its financial position will remain strong, and anticipates that its ratio of total debt to total capitalization will decline to approximately 30% by the end of fiscal 2007.
     For the third quarter of 2007, the company anticipates diluted earnings per share from continuing operations of approximately $1.95, an increase of 15% over the third quarter of 2006.

     “I am confident that Johnson Controls is on track to deliver another year of record revenues and earnings,” Mr. Barth said. “As anticipated, the second half of the year will be stronger than the first half, due to the seasonality of our building efficiency business, the increasing cost synergies from the York acquisition and the recovery of our North American automotive business. We continue to focus on bringing new value to our customers and maintaining our disciplined approach to cost reduction and quality. Executing on these commitments will enable us to continue our track record for profitable growth in 2007 and beyond.”
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Johnson Controls is a global leader in automotive experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI) has 136,000 employees in more than 1,000 locations serving customers in 125 countries. Founded in 1885, the company is headquartered in Milwaukee, Wisconsin. For additional information, please visit http://www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2007 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements. The Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, labor interruptions, the ability to realize acquisition related integration benefits, and the ability to execute on restructuring actions according to anticipated timelines and costs, as well as those factors discussed in the Company’s most recent Form 10-K filing (dated December 5, 2006) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls
April 20, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales	$8,492	$8,167
Cost of sales	7,299	7,119

Gross profit	1,193	1,048

Selling, general and administrative expenses	(861)	(784)
Financing charges — net	(69)	(75)
Equity income	19	20

Income from continuing operations before income taxes and minority interests	282	209

Provision for income taxes	17	36
Minority interests in net earnings of subsidiaries	3	11

Income from continuing operations	262	162

Income (loss) from discontinued operations, net of income taxes	(4)	3

Loss on sale of discontinued operations, net of income taxes	(30)	—

Net income	$228	$165

Diluted earnings per share from continuing operations	$1.31	$0.83

Diluted earnings per share	$1.14	$0.84

Diluted weighted average shares	199	196

Shares outstanding at period end	198	195

Johnson Controls
April 20, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2007	2006
Net sales	$16,702	$15,695
Cost of sales	14,435	13,725

Gross profit	2,267	1,970

Selling, general and administrative expenses	(1,664)	(1,465)
Financing charges — net	(138)	(122)
Equity income	48	44

Income from continuing operations before income taxes and minority interests	513	427

Provision for income taxes	70	74
Minority interests in net earnings of subsidiaries	13	24

Income from continuing operations	430	329

Income (loss) from discontinued operations, net of income taxes	(10)	1

Loss on sale of discontinued operations, net of income taxes	(30)	—

Net income	$390	$330

Diluted earnings per share from continuing operations	$2.16	$1.68

Diluted earnings per share	$1.96	$1.69

Diluted weighted average shares	199	196

Shares outstanding at period end	198	195

Johnson Controls
April 20, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,	March 31,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$172	$293	$154
Accounts receivable — net	5,933	5,697	5,671
Inventories	1,847	1,731	1,598
Other current assets	1,491	1,543	1,497

Current assets	9,443	9,264	8,920

Property, plant and equipment — net	4,056	3,968	3,950
Goodwill	6,019	5,910	5,672
Other intangible assets — net	783	799	784
Investments in partially-owned affiliates	600	463	470
Other noncurrent assets	1,586	1,517	1,396

Total assets	$22,487	$21,921	$21,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$1,057	$577	$1,028
Accounts payable and accrued expenses	5,500	5,364	5,348
Other current liabilities	2,220	2,205	2,100

Current liabilities	8,777	8,146	8,476

Long-term debt	3,564	4,166	4,185
Minority interests in equity of subsidiaries	142	129	138
Other noncurrent liabilities	2,189	2,125	1,998
Shareholders’ equity	7,815	7,355	6,395

Total liabilities and shareholders’ equity	$22,487	$21,921	$21,192

Johnson Controls
April 20, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended March 31,
	2007	2006
Operating Activities
Net income	$228	$165

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	188	181
Equity in earnings of partially-owned affiliates, net of dividends received	(14)	(7)
Minority interests in net earnings of subsidiaries	3	11
Deferred income taxes	(54)	(84)
Loss on sale of discontinued operations	30	—
Other — net	27	15
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(297)	30
Inventories	(86)	(53)
Accounts payable and accrued liabilities	469	(8)
Change in other assets and liabilities	(40)	122

Cash provided by operating activities	454	372

Investing Activities
Capital expenditures	(211)	(193)
Sale of property, plant and equipment	10	7
Acquisition of businesses, net of cash acquired	—	(22)
Business divestitures	35	—
Other — net	2	(21)

Cash used in investing activities	(164)	(229)

Financing Activities
Decrease in short and long-term debt — net	(270)	(114)
Payment of cash dividends	(126)	(105)
Other — net	26	63

Cash used in financing activities	(370)	(156)

Decrease in cash and cash equivalents	$(80)	$(13)

Johnson Controls
April 20, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Six Months Ended March 31,
	2007	2006
Operating Activities
Net income	$390	$330

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	374	346
Equity in earnings of partially-owned affiliates, net of dividends received	(32)	1
Minority interests in net earnings of subsidiaries	13	24
Loss on sale of discontinued operations	30	—
Deferred income taxes	(49)	(80)
Other — net	41	18
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(148)	(19)
Inventories	(133)	(41)
Accounts payable and accrued liabilities	202	(389)
Change in other assets and liabilities	(81)	197

Cash provided by operating activities	607	387

Investing Activities
Capital expenditures	(441)	(262)
Sale of property, plant and equipment	17	14
Acquisition of businesses, net of cash acquired	—	(2,586)
Business divestitures	35	36
Other — net	(54)	28

Cash used in investing activities	(443)	(2,770)

Financing Activities
Increase (decrease) in short and long-term debt — net	(209)	2,350
Payment of cash dividends	(130)	(108)
Other — net	54	124

Cash provided by (used in) financing activities	(285)	2,366

Decrease in cash and cash equivalents	$(121)	$(17)

Johnson Controls
April 20, 2007

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	(unaudited)			(unaudited)
(in millions)	2007	2006	%	2007	2006	%
Net Sales
Building efficiency	$2,963	$2,490	19%	$5,885	$4,298	37%
Automotive experience	4,541	4,803	-5%	8,761	9,548	-8%
Power solutions	988	874	13%	2,056	1,849	11%

Net Sales	$8,492	$8,167		$16,702	$15,695

Segment Income
Building efficiency	$137	$55	149%	$260	$96	171%
Automotive experience	121	152	-20%	156	264	-41%
Power solutions	93	77	21%	235	189	24%

Segment Income	$351	$284		$651	$549

Net financing charges	(69)	(75)		(138)	(122)

Income from continuing operations before income taxes and minority interests	$282	$209		$513	$427

Net Sales
Products and systems	$6,830	$7,066	-3%	$13,533	$13,708	-1%
Services	1,662	1,101	51%	3,169	1,987	59%

	$8,492	$8,167		$16,702	$15,695

Cost of Sales
Products and systems	$6,034	$6,346	-5%	$11,944	$12,286	-3%
Services	1,265	773	64%	2,491	1,439	73%

	$7,299	$7,119		$14,435	$13,725

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Products and systems consist of automotive experience and power solutions products and systems and building efficiency installed systems. Services are building efficiency technical and facility management services.
Beginning in fiscal 2007, Company management, including the chief operating decision maker, adjusted their measurement of business unit performance, changing from operating income to segment income, which represents income from continuing operations before income taxes and minority interests excluding net financing charges. The primary reason for the modification was to reflect equity income in earnings for each business operation given its growing significance to the Company’s global business strategies.
2. Acquisitions
In December 2005, the Company completed its acquisition of York International Corporation. The Company paid $56.50 for each outstanding share of common stock. The total cost of the acquisition, excluding cash acquired, was approximately $3.1 billion, including approximately $563 million of debt.
3. Discontinued Operations
In the current fiscal quarter, the Company recorded a loss of approximately $48 million ($30 million after-tax) related to the sale of businesses reported as discontinued operations, primarily Bristol Compressors.

Johnson Controls
April 20, 2007

4. Income Taxes
The Company’s estimated annual base effective income tax rate for continuing operations declined to 21.0% from the 23.0% used in the first quarter of fiscal 2007, primarily due to continuing tax planning initiatives. The adjustment to the effective tax rate resulted in a $5 million cumulative reduction in income tax expense for the three months ended March 31, 2007.
In the current fiscal quarter, the tax provision also decreased as a result of a $22 million tax benefit realized by a change in tax status of an automotive experience subsidiary in the Netherlands. The change in tax status resulted from a voluntary tax election that produced a deemed liquidation for U.S. federal income tax purposes. The Company received a tax benefit in the U.S. for the loss from the decrease in value from the original tax basis of this investment. This election changed the tax status of the respective subsidiary from a controlled foreign corporation (i.e., taxable entity) to a branch (i.e., flow through entity similar to a partnership) for U.S. federal income tax purposes and is thereby reported as a discrete period tax benefit in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”
In the current fiscal quarter, the Company also reduced its tax liability by $15 million due to the favorable resolution of certain income tax audits. The Company’s federal income tax returns and certain foreign income tax returns for fiscal 1999 through fiscal 2003 remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities.
The tables below show a reconciliation of the provision for income taxes for the three and six months ended March 31, 2007 and 2006 (in millions):

	Three Months Ended		Six Months Ended
	March 31, 2007		March 31, 2007
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$59	21.0%	$107	21.0%
Effective tax rate adjustment	(5)		—
Change in tax status of foreign subsidiary	(22)		(22)
Income tax audit resolutions	(15)		(15)

Provision for income taxes	$17	6.0%	$70	13.6%

	Three Months Ended		Six Months Ended
	March 31, 2006		March 31, 2006
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$44	21.0%	$90	21.0%
Effective tax rate adjustment	(7)		—
Valuation allowance adjustments	(32)		(32)
Foreign dividend repatriation	31		31
Disposition of a joint venture	—		(4)
Change in tax status of foreign subsidiary	—		(11)

Provision for income taxes	$36	17.3%	$74	17.3%